Exhibit 99.1

KORN/FERRY INTERNATIONAL	NEWS
MEDIA CONTACT
Dan Gugler
+1.310.226.2645
dan.gugler@kornferry.com
BYRNE MULROONEY JOINS KORN/FERRY AS CEO OF FUTURESTEP
LOS ANGELES, April 1, 2010 — Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, today announced that Byrne Mulrooney has joined the Firm as Chief Executive Officer of Futurestep. He will report to Korn/Ferry Chief Executive Officer Gary Burnison and serve on the Firm’s global operating committee.
Futurestep is a market leader in recruitment process outsourcing, with a global presence in almost 20 countries.
Mr. Mulrooney has deep professional services and outsourcing experience. During his almost 20 years at EDS and IBM, he held executive positions in client services, sales, marketing and operations. Mr. Mulrooney also led Spherion’s $1.5 billion workforce solutions business in North America, which included recruitment process outsourcing and managed services. Prior to Korn/Ferry, he was President and Chief Operating Officer of Flynn Transportation Services, a third party logistics company.
“Byrne is an experienced executive, with strong professional services acumen and proven outsourcing credentials,” said Gary D. Burnison, chief executive officer of Korn/Ferry International. “We’re excited about Byrne joining Korn/Ferry and becoming a member of our leadership team.”
Mr. Mulrooney assumes the role from Robert McNabb, who, as part of Korn/Ferry’s ongoing succession planning process, will now focus full time on leading the Firm’s Office of the Chief Executive, Premier Client Partnerships initiative, which is the integrated go-to-market platform for Korn/Ferry’s global and regional clients.
Mr. Mulrooney is a graduate of Villanova University in Pennsylvania. He holds a master’s degree in management from Northwestern University’s J.L. Kellogg Graduate School of Management.
About Korn/Ferry International
Korn/Ferry International, with a presence throughout the Americas, Asia Pacific, Europe, the Middle East and Africa, is a premier global provider of talent management solutions celebrating 40 years in business. Based in Los Angeles, the firm delivers an array of solutions that help clients to attract, develop, retain and sustain their talent. Visit www.kornferry.com for more information on the Korn/Ferry International family of companies, and www.kornferryinstitute.com for thought leadership, intellectual property and research.